Exhibit 4.6

Exhibit 4.6

Dated	10 January	2002

Barclays Plc

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Barclays Bank Trust Company Limited

CONFORMED COPY

Trust Deed

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Barclays Group Share Incentive Plan

Approved by the Board of Inland Revenue (ref A1001/PC)
on 14 January 2002

Lovells
Ref: A4/DHL/LLW/551310/001BB/46856

This Deed is made the 10th day of January 2002

Between:

(1)	Barclays PLC (Registered Number 48839) whose registered office is at 54 Lombard Street, London, EC3P 3AH (the “Company”); and

(2)	Barclays Bank Trust Company Limited (Registered Number 920880) whose registered office is at 54 Lombard Street, London, EC3P 3AH (the “Trustees”).

Whereas:

(A)	The members of the Company in general meeting resolved on 26 April 2000 to authorise the directors of the Company to establish an approved share incentive plan to be called the Barclays Group Share Incentive Plan (the “Plan”) and on 9 January 2002 the Share Schemes Committee, a duly authorised committee of the board of the Company approved the adoption and implementation of the Plan.

(B)	The Plan is established as an employees’ share scheme as defined in section 743 of the Companies Act 1985 to enable employees of the Company and its subsidiaries to acquire ordinary shares in the capital of the Company on the terms and in the manner hereinafter appearing and within the provisions of Schedule 2 to the Income Tax (Earnings and Pensions) Act 2003 (“Approved Share Incentive Plans”) (“Schedule 2”).

(C)	It is intended that the Plan shall be submitted for approval by the Board of Inland Revenue as a share incentive plan pursuant to Schedule 2.

(D)	The Trustees have agreed to be the original trustees of the Plan on the terms of this Deed and the rules contained in the Schedule hereto as from time to time amended.

This Deed Witnesses:

1.	Definitions

1.1	In this Plan the following words and expressions have the meanings set opposite them:

“Accumulation Period” means in relation to Partnership Shares, such period as determined by the Board not exceeding 12 months (or such other period as may be specified from time to time in Schedule 2) during which the Trustees accumulate an Eligible Employee’s Partnership Share Money before acquiring Partnership Shares on behalf of such employee or repaying it to such employee;

“Acquisition Date” means:

(a)	in relation to Partnership Shares with no Accumulation Period, the date selected by the Trustees in their absolute discretion being a date within 30 days (or such other period as may be specified from time to time in Schedule 2) after the last date on which the Partnership Share Money in relation to the Partnership Shares was deducted;

(b)	in relation to Partnership Shares with an Accumulation Period, the date selected by the Trustees in their absolute discretion being a date within 30 days (or such other period as may be specified from time to time in Schedule 2) after the end of the Accumulation Period; and

(c)	in relation to Dividend Shares, the date selected by the Trustees in their absolute discretion being a date within 30 days (or such other period as may be specified from time to time in Schedule 2) after the date on which the cash dividend is received by the Trustees in respect of Plan Shares;

“Any Other Plan” means any employees’ share scheme other than the Plan adopted by the Company in general meeting which provides for the acquisition of Shares by or on behalf of employees or directors;

“Appropriation” means a gift by way of the transfer of the beneficial ownership of specific Shares to an Eligible Employee by the Trustees pursuant to the Plan and the expression “appropriated” shall be construed accordingly;

“Appropriation Date” means any day on which Free Shares or Matching Shares are appropriated to an Eligible Employee by the Trustees pursuant to the Plan;

“Approval Date” means the date on which the Company receives written notification from the Board of Inland Revenue that the Plan has been approved by the Inland Revenue;

“Associated Company” means an associated company as defined in paragraph 94 of Schedule 2 (Meaning of “associated company”);

“Award” means:

(a)	in relation to Free Shares and/or Matching Shares the Appropriation of such Shares in accordance with the Plan; and

(b)	in relation to Partnership Shares, the acquisition of such Shares in accordance with the Plan and the expression “awarded” shall be construed accordingly; “BGI” means Barclays Global Investors UK Holdings Limited; “BGI Plan” means the Barclays Global Investors Equity Ownership Plan; “BGI Shares” means “A” Ordinary Shares in the capital of BGI;

“Board” means the board of directors of the Company or a duly authorised committee of the Board;

“Capital Receipt” means a capital receipt within the meaning given to that expression in section 502 of Chapter 6 (meaning of “capital receipt” in respect of section 501 of Chapter 6);

"Chapter 6” means Chapter 6 of Part 7 of ITEPA (Approved Share Incentive Plan);

“Contract of Participation” means a contract in respect of Free Shares entered into by the Participant, the Company and the Trustees as contemplated by Part 5 (Free Shares) of Schedule 2 in such form as determined by the Board from time to time and which complies with the provisions of Schedule 2;

“Control” means the control of a company within the meaning given to that expression in section 840 of the Taxes Act;

“Dealing Day” means a day on which transactions take place on the London Stock Exchange;

“Deed” means this Deed as amended from time to time;

“Dividend Shares” means Shares which are acquired on behalf of a Participant by the Trustees using cash dividends received in respect of the Participant’s Plan Shares and reinvested in accordance with Rule 6 for the time being held by the Trustees on his behalf pursuant to the Plan and which are:

(a)	of the same class and carry the same rights as the Plan Shares in respect of which the cash dividend is paid; and

(b)	not subject to forfeiture

and where the context so admits includes any New Shares held by the Trustees on his behalf pursuant to the Plan;

“Eligible Employee” means any person who:

(a)	is an employee of a Participating Company on the Qualifying Date, or if the Qualifying Date is not the Appropriation Date or the Acquisition Date is an employee of a Participating Company on the Appropriation Date or Acquisition Date;

(b)	is a UK resident tax payer within the meaning of paragraph 8(2) of Schedule 2 (all-employee nature of plan) PROVIDED THAT this requirement may be waived by the Board in any particular case;

(c)	is not prohibited from participating in the Plan pursuant to paragraph 19 of Schedule 2 (The “no material interest” requirement);

(d)	is not eligible at the same time to participate in an award of shares in another approved share incentive plan established by the Company or by a connected company as provided in and within the meaning of paragraph 18 of Schedule 2 (Requirement not to participate in other SIPs); and

(e)	has on the Qualifying Date such Qualifying Period (if any) of continuous employment with the Company or any Qualifying Company as the Board may determine.

“Free Shares” means Shares appropriated to a Participant under Rule 3 for the time being held by the Trustees on his behalf pursuant to the Plan and, where the context so admits includes any New Shares held by the Trustees on his behalf pursuant to the Plan;

“Group” means the Company and its Subsidiaries and “member of the Group” shall be construed accordingly;

“Holding Period” means the period which begins on the Appropriation Date or the Acquisition Date as the case may be and which shall end:

(a)	in the case of Free Shares and Matching Shares, at least three years and no later than five years from their Appropriation Date (or such other period as may be permitted from time to time by Schedule 2) as specified by the Board from time to time in accordance with Rule 2; and

(b)	in the case of Dividend Shares, three years from their Acquisition Date, (or such other period as may be specified from time to time by Schedule 2)

PROVIDED THAT:

(i)	in each case, the period shall end on the date on which the Participant ceases to be an employee of the Company or an Associated Company if earlier; and

(ii)	for the purposes of this definition a Participant shall not be treated as ceasing to be an employee of the Company or an Associated Company until such time as he is no longer an employee of any such company;

“Initial Market Value” means:

(a)	if and for so long as the Shares are admitted to the Official List of the UK Listing Authority:

(i)	in relation to Free Shares, Matching Shares, Partnership Shares with no Accumulation Period and Dividend Shares which are:

(aa)	acquired wholly or partly by the Trustees by subscription, the average of the middle market quotations of a Share as derived from the Daily Official List of the UK Listing Authority over the period of five consecutive Dealing Days ending immediately before the Appropriation Date or the Acquisition Date as determined by the Trustees; or

(bb)	acquired by the Trustees by purchase, the average purchase price per Share paid by the Trustees (excluding the costs of purchase and stamp duties) to purchase Shares on the Appropriation Date or the Acquisition Date PROVIDED THAT if the Shares:

(1)	are not all acquired on the relevant Appropriation Date or Acquisition Date; or

(2)	are acquired otherwise than by means of a purchase of Shares on a regulated market the average purchase price per share shall be the average of the middle market quotations of a share as derived from the Daily Official List of the UK Listing Authority on the Dealing Day immediately before the relevant Appropriation Date or Acquisition Date as determined by the Trustees; or

(cc)	acquired by the Trustees by subscription and/or by purchase, such value per Share calculated on such other basis as may be agreed from time to time by the Trustees and the Inland Revenue in accordance with paragraph 92 of Schedule 2 (Determination of market value):

(ii)	in relation to Partnership Shares with an Accumulation Period, the lower of the market value of a Share:

(aa)	at the beginning of the Accumulation Period; and

(bb)	on the Acquisition Date,

PROVIDED THAT market value for these purposes means:

(aa)	on any day the average as determined by the Trustees of the middle market quotations of a Share as derived from the Daily Official List of the UK Listing Authority over the period of five consecutive Dealing Days ending immediately before such day; or

(bb)	such value per share calculated on such other basis as may be agreed between the Trustees and the Inland Revenue in accordance with paragraph 92 of Schedule 2 before the beginning of the Accumulation Period, and

(b)	if the Shares are not admitted to the Official List of the UK Listing Authority:

(i)	in relation to Free Shares, Matching Shares, Partnership Shares with no Accumulation Period and Dividend Shares, on any day the market value of a Share determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed for the purposes of the Plan with the Inland Revenue Shares Valuation on or before that day; and

(ii)	in relation to Partnership Shares with an Accumulation Period, the lower of the market value of a Share determined as described in paragraph (b)(i) above:

(aa)	at the beginning of the Accumulation Period; and

(bb)	on the Acquisition Date;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003; “London Stock Exchange” means the London Stock Exchange plc;

“Matching Shares” means Shares appropriated to a Participant under Rule 5 for the time being held by the Trustees on his behalf pursuant to the Plan and which are of the same class and carry the same rights as the Partnership Shares to which they relate and where the context so admits includes any New Shares held by the Trustees on his behalf pursuant to the Plan;

“New Shares” means new shares within the meaning of paragraph 87 of Schedule 2 (Consequences of company reconstructions);

“Participant” means any Eligible Employee to whom the Trustees have awarded Shares;

“Participating Company” means the Company and any Subsidiary which participates in the Plan in accordance with clause 6.1 and which is bound by the provisions of the Plan;

“Partnership Shares” means Shares which are acquired on behalf of a Participant by the Trustees under Rule 4 and are registered in the name of the Trustees (or any other person nominated by the Board) to be held by the Trustees on behalf of the Participant pursuant to the Plan and where the context so admits includes any New Shares held by the Trustees on his behalf pursuant to the Plan;

“Partnership Share Agreement” means an agreement in such form as determined by the Board from time to time which complies with the provisions of Schedule 2 made between the Company, the Trustees and an Eligible Employee under which:

(a)	the Eligible Employee authorises the Company to deduct (or procure that his employing Participating Company deducts) part of his Salary for the purchase of Partnership Shares; and

(b)	the Company agrees to give effect to the agreement by making (or procuring that the relevant Participating Company makes) deductions from such employee’s Salary of such amount and at such intervals as may be agreed from time to time (so that the limits in paragraph 46 of Schedule 2 (Maximum amount of deductions) are not infringed) and undertakes to arrange for the acquisition of Partnership Shares by the Trustees on behalf of the Eligible Employee in accordance with the Plan using the amounts so deducted;

“Partnership Share Money” means amounts deducted from an Eligible Employee’s Salary under the terms of a Partnership Share Agreement;

“Plan” means the Barclays Group Share Incentive Plan established by this Deed including the Schedule and any Partnership Share Agreement or Contract of Participation issued to Eligible Employees or Participants in accordance with the Schedule each as amended from time to time in accordance with the provisions of this Deed;

“Plan Shares” means Free Shares, Matching Shares, Partnership Shares and Dividend Shares;

“Qualifying Company” means a company that:

(a)	is a Participating Company at the end of the Qualifying Period; or

(b)	when the individual was employed by it it was:

(i)	a Participating Company; or;);

(ii)	an Associated Company of the Participating Company or any other Company qualifying under paragraph 17 of Schedule 2 (Meaning of “qualifying company”);

“Qualifying Date” means the date on which eligibility to participate in the Plan is determined being:

(a)	in the case of Free Shares the Appropriation Date;

(b)	in the case of Partnership Shares or Matching Shares;

(i)	if there is no Accumulation Period, the date that Partnership Share Money is deducted in respect of the Partnership Shares; and

(ii)	if there is an Accumulation Period, the date of the first deduction of Partnership Share Money in respect of the Partnership Shares in the Accumulation Period,

or subject to the definition of “Qualifying Period” such other date determined by the Trustees;

“Qualifying Period” means:

(a)	in the case of Free Shares, a period of not more than 18 months ending on the Appropriation Date; and

(b)	in the case of Partnership Shares with or without Matching Shares, where there is an Accumulation Period a period of not more than six months ending with the start of the Accumulation Period; and

(c)	in the case of Partnership Shares with or without Matching Shares where there is no Accumulation Period a period of not more than 18 months ending with the deduction of the Partnership Share Money relating to the Partnership Shares but in each case so that in respect of an Award the same Qualifying Period applies to all Eligible Employees;

“Reconstruction or Takeover” means any transaction affecting Plan Shares as mentioned in paragraph 37 of Schedule 2 (Holding period: power of participants to direct trustees to accept general offers etc.);

“Relevant Amount” means £3,000 or such other sum as may be prescribed from time to time in paragraph 35 of Schedule 2 (Maximum annual award);

“Rules” means the rules of the Plan set out in the Schedule as amended from time to time in accordance with the provisions of this Deed;

“Salary” means salary within the meaning of paragraph 43(4) of Schedule 2 (Partnership shares: introduction);

“Schedule” means the schedule to this Deed;

“Share” means an ordinary share in the capital of the Company which satisfies the conditions set out in Part 4 of Schedule 2 (Types of shares that may be awarded) or, where the context permits, in the event of a Reconstruction or Takeover of the Company, such shares, securities or rights of any description which form part of any new holding as defined in paragraph 87 of Schedule 2 (Consequences of company reconstructions);

“Subsidiary” means any company which is for the time being under the Control of the Company and which is a subsidiary within the meaning given by section 736 of the Companies Act 1985;

“Taxes Act” means the Income and Corporation Taxes Act 1988;

“Termination Date” means the date three months following the date on which a Termination Notice has been distributed in accordance with clause 12.1;

“Termination Notice” means notice given pursuant to and in accordance with clause 12.1 to terminate the Plan;

“Trustees” means the Trustees referred to in this Deed or such other person or persons who is or are the trustee or trustees from time to time of the Plan;

“UK Listing Authority” means the UK Listing Authority within the meaning given to that expression in the Listing Rules made by the Financial Services Authority pursuant to its appointment as the relevant competent authority under the Official Listing of Securities (Change of Competent Authority) Regulations 2000; and

“Year of Assessment” means a year beginning on any 6 April and ending on the following 5 April.

1.2	In this Deed references to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time and shall include any regulations made thereunder and, unless the context otherwise requires, words in the singular include the plural (and vice versa) and words importing any gender include all genders.

1.3	In this Deed and the Rules, references to clauses are to the provisions of this Deed and references to Rules are to the provisions of the Rules.

2.	Trusts of the Plan

Subject as hereinafter provided, the Trustees hereby declare that they shall hold any Partnership Share Money, Shares once awarded and all other trust property deriving therefrom UPON TRUST for the Participants and shall apply and deal with the same in accordance with the provisions of the Plan.

3.	Company’s and Participating Companies’ Obligations

3.1	The Company hereby covenants with the Trustees to fulfil all obligations expressed to be binding on the Company under this Deed and in particular to pay to the Trustees:

(a)	such sums as may be required to enable the Trustees to acquire Free Shares and/or Matching Shares; and

(b)	any additional expenses incurred in acquiring Partnership Shares where the Initial Market Value of the Partnership Shares exceeds the Partnership Share Money paid by Eligible Employees to acquire such Partnership Shares.

3.2	Each Participating Company hereby binds and obliges itself to pay to the Trustees, such sums as are described in clause 3.1(a) and (b) in respect of the acquisition of Free Shares, Matching Shares or Partnership Shares by the Trustees on behalf of Eligible Employees employed by such Participating Company together with any other amounts required to cover any costs, charges and expenses incurred in such acquisition and any other expenses and charges incurred by the Trustees in the establishment, operation and termination of the Plan PROVIDED THAT

(a)	a Participating Company shall only contribute to the Trustees such sums as are required in connection with the acquisition of Free Shares, Matching Shares or Partnership Shares by the Trustees to be awarded to Eligible Employees who are for the time being employees of that Participating Company or, where applicable, former employees of such Participating Company; and

(b)	contribution of such sums to be made by each Participating Company to the Trustees to fund any acquisition, of Free Shares, Matching Shares or Partnership Shares by the Trustees shall be paid not later than the fifth Dealing Day immediately before the relevant Appropriation Date or Acquisition Date or on such other date as the Trustees determine.

4.	Investment

4.1	The Trustees may in their absolute discretion invest any monies other than Partnership Share Money from time to time held by them and not required immediately for the acquisition of Shares in accordance with clauses 4.3(a)-(c) inclusive unless the Trustees in their absolute discretion resolve otherwise in which case they shall have the power conferred by section 3 of the Trustee Act 2000. Any income arising on any such investments shall be used for the purposes of acquiring further Shares or to meet taxation or other liabilities or expenses incurred from time to time in the operation and administration of the Plan.

4.2	The Trustees shall hold Partnership Share Money on behalf of an Eligible Employee until such time as the Trustees use such money in the acquisition of Partnership Shares for such Eligible Employee save that following the withdrawal by a Participant from his Partnership Share Agreement or on termination of the Plan in accordance with clause 12, or otherwise in accordance with Rule 4 the Trustees shall pay any uninvested Partnership Share Money to the Participant as soon as practicable.

4.3	The Trustees shall keep any monies required to be held by them pursuant to clause 4.2 in an account (interest bearing or otherwise) with:

(a)	a person falling within section 840A(1)(b) of the Taxes Act;

(b)	a building society; or

(c)	a firm falling under section 840A(1)(c) of the Taxes Act,

and an “account” shall include a “deposit” for these purposes.

4.4	The Trustees shall be under no duty to invest trust property.

4.5	The Trustees shall have power to borrow monies to acquire Shares for the purposes of the Plan and to satisfy their obligations hereunder upon such terms as they shall think fit.

5.	Trustees’ Obligations

5.1	The Trustees shall apply all monies received for the acquisition of Free Shares, Partnership Shares or Matching Shares in acquiring such Shares and awarding them to Eligible Employees pursuant to and in accordance with the Plan.

5.2	Shares transferred to the Trustees in accordance with paragraph 78 of Schedule 2 (Acquisition by trustees of shares from employee share ownership trust), shall be awarded by the Trustees only as Free or Matching Shares and in priority to other available Shares.

5.3	The Trustees shall, if the Board directs from time to time pursuant to Rule 6 that:

(a)	all cash dividends received in respect of Plan Shares must be reinvested in acquiring more Shares; or

(b)	cash dividends received in respect of Plan Shares of those Participants who so elect must be so reinvested;

apply cash dividends received in respect of a Participant’s Plan Shares in acquiring Dividend Shares on behalf of such Participant in accordance with the Plan. If any amount of a cash dividend is not reinvested in accordance with Rule 6.5, for the time it is retained by the Trustees it shall be held by them so as to be separately identifiable for the purpose of complying with Rule 6.5.

5.4	The Trustees shall:

(a)	as soon as practicable after any Free or Matching Shares have been appropriated by the Trustees to a Participant in accordance with the Rules, notify the Participant of the Appropriation specifying the number and description of those Shares, the Appropriation Date, their Initial Market Value and the Holding Period applicable to them;

(b)	as soon as practicable after any Partnership Shares have been acquired by the Trustees on behalf of a Participant in accordance with the Rules, notify the Participant of the acquisition specifying the number and description of those Shares, the amount of Partnership Share Money applied by the Trustees in the acquisition and their Initial Market Value;

(c)	as soon as practicable after any Dividend Shares have been acquired by the Trustees on behalf of a Participant in accordance with the Rules, notify the Participant of the acquisition specifying the number and description of those Shares, their Initial Market Value, the Holding Period applicable to them and any amount of uninvested cash dividends held by the Trustees on behalf of the Participant pursuant to Rule 6;

(d)	as soon as practicable after any foreign cash dividend is received in respect of Plan Shares, notify the Participant of the amount of any foreign tax deducted from such dividend before it was paid.

5.5	Subject to clause 5.6, clause 5.7, clause 8.1(e), clause 12 and Rules 9 and 10 the Trustees shall only dispose of a Participant’s Plan Shares and deal with any right conferred in respect of any of his Plan Shares to be allotted other Shares securities or rights of any description pursuant to a direction given by notice by or on behalf of the Participant (in such form as may be prescribed from time to time by the Trustees).

5.6	The Trustees shall not dispose of a Participant’s Free Shares, Matching Shares or Dividend Shares during the Holding Period (whether by transfer to the Participant or otherwise) unless the Participant has at that time ceased to be in employment with the Company or an Associated Company PROVIDED THAT:

(a)	the Trustees may dispose of a Participant’s Free Shares, Matching Shares or Dividend Shares during the Holding Period:

(i)	pursuant to a direction under clause 5.5 or clause 12 given by or on behalf of a Participant;

(ii)	in accordance with clause 8.1(e); or

(iii)	in accordance with Rule 9 or Rule 10; and

(b)	if a Participant ceases at any time to be in employment with the Company or an Associated Company or dies while in such employment the Trustees may at their discretion either:

(i)	transfer his Plan Shares to him (or his personal representatives) or to another person at his direction; or

(ii)	dispose of his Plan Shares and account (or hold themselves ready to account) to him (or his personal representatives) or another person at his direction for the net sale proceeds thereof within a reasonable time thereafter.

5.7	In the event of a Reconstruction or Takeover and in accordance with Rule 10, the Trustees shall dispose of any Plan Shares acquired on behalf of the Participant upon receipt by the Trustees of a notice to this effect signed by the Participant (or his personal representatives) and subject to the payment of any income tax under Chapter 6 shall account to the Participant for the net sale proceeds thereof within a reasonable time thereafter.

5.8	Subject to their obligations under section 510 of Chapter 6 (Payments by trustees to employer company on shares ceasing to be subject to plan), section 511 of Chapter 6 (PAYE deductions to be made by trustees on shares ceasing to be subject to plan), section 512 of Chapter 6 (Disposal of beneficial interest by participant), section 513 of Chapter 6 (Capital receipts: payments by trustees to employer company), and section 514 of Chapter 6 (Capital receipts: PAYE deductions to be made by trustees) any such direction as is referred to in clause 5.5 and the provisions of Rule 6, Rule 9, Rule 11 and Rule 12, the Trustees shall pay over to the Participant any money or money’s worth received by them in respect of, or by reference to, any of his Plan Shares other than money’s worth consisting of New Shares.

5.9	In the case of any acquisition of Free Shares for the purpose of an Appropriation, if it is not possible to appropriate all the Free Shares without fractional entitlements arising in respect of individual Participants, or, if for any other reason the Trustees hold Shares which are not to be awarded, the Trustees may retain so many of the Shares as the Company shall direct or shall otherwise sell any of the Shares. If the Trustees sell any of the Shares they shall apply the proceeds to meet any expenses. If the proceeds are not required to meet such expenses, the Trustees shall pay to the Participating Companies such proceeds in the same proportion as they were provided or as the Trustees may otherwise determine.

5.10	If the Trustees become entitled in respect of any unawarded Shares to any rights to be allotted, or to subscribe, further securities in the Company (other than an issue of capitalisation shares of the same class as Shares then held by the Trustees pending any Appropriation, which capitalisation shares shall be retained by the Trustees and shall form part of the Shares to be appropriated among the Participants on the relevant Appropriation Date), the Trustees may at their discretion take up those rights or sell them for the best consideration in money reasonably obtainable at the time or sell sufficient of them nil paid to enable the Trustees to subscribe in full for the balance of any unsold rights or allow them to lapse.

5.11	The Trustees shall hold any unawarded Shares or unutilised cash balances arising under clauses 5.9 or 5.10 and any income arising therefrom on trust to apply the same in or towards the future subscription or purchase of Shares for the purposes of the Plan and/or their expenses of administering the same, and shall notify the Company from time to time of the amounts and number of Shares so held by them and their application.

5.12	The Trustees shall maintain such records as may be necessary to enable the Trustees to carry out their obligations under paragraph 79 of Schedule 2 (Meeting by trustees of PAYE obligations) and paragraph 80 of Schedule 2 (Other duties of trustees in relation to tax liabilities). Where a Participant becomes liable to income tax under Chapter 2 of Part 2 of ITEPA (Tax on employment income), Case V of Schedule D, or Schedule F by reason of the occurrence of any event, the Trustees shall inform him of any facts relevant to determining that liability.

5.13	The Trustees shall, in accordance with paragraph 71A of Schedule 2 (Duty to monitor participants in connected scheme) maintain records of Participants who have participated in one or more approved share incentive plans established by the Company or a connected company within the meaning of paragraph 18 of Schedule 2 (Requirement not to participate in other SIPs).

5.14	The Trustees shall make available to any of the Participating Companies and Participants on reasonable notice and to the Board of Inland Revenue such information relevant to such persons in connection with the Plan as such persons may reasonably require and shall at all times comply with their obligations to make payments to any of the Participating Companies and to make the deductions required under Chapter 6.

5.15	The Trustees shall take all reasonable steps to notify Participants of the principal terms of any offer, compromise, arrangement or scheme affecting any of a Participant’s Plan Shares. In the absence of any direction from a Participant concerning how the Trustees should act in respect of his Plan Shares following any offer, compromise, arrangement or scheme the Trustees shall not take any action in respect thereof.

5.16	Upon the termination of the Plan for whatever reason the Trustees shall deal with the Plan Shares in accordance with clause 12.

6.	Application of the Plan to Subsidiaries

6.1	Any Subsidiary may with the consent of the Company and the Trustees become a party to this Deed and participate in the Plan by entering into a deed supplemental to this Deed agreeing to be bound in all respects by this Deed for as long as such company is a Subsidiary.

6.2	A company shall cease to be a Participating Company if it ceases to be a Subsidiary or if the Board serves a notice on the Trustees that such company shall cease to be a Participating Company PROVIDED THAT:

(a)	paragraph 10 of Schedule 2 (No preferential treatment for directors and senior employees) is not thereby breached; and

(b)	the rights of Participants employed by such company to Plan Shares appropriated to them or acquired on their behalf while such Company was a Participating Company shall not be affected.

6.3	A company which is or has been a Participating Company shall provide the Trustees with all information required from it for the purposes of the administration and termination of the Plan and shall do so in such form as the Trustees shall reasonably require and the Trustees may in good faith rely on such information without further enquiry.

7.	Voting Rights and Directions

7.1	A Participant may direct the Trustees to exercise any voting rights attaching to such Participant’s Plan Shares in accordance with such Participant’s wishes. The Trustees shall not be entitled to vote on a show of hands in respect of Plan Shares unless all directions received from Participants in respect of the particular resolution are identical. The Trustees shall not in any circumstances be under an obligation to call for a poll. If there is a poll the Trustees shall vote only in accordance with the directions of Participants. The Trustees shall not exercise voting rights in respect of Plan Shares in the absence of any such directions. The Trustees may not vote in respect of Shares which have not been awarded pursuant to the Plan.

7.2	The Trustees shall deal with any right conferred in respect of any of those Shares to be allotted other shares, securities or rights of any description whether pursuant to paragraph 37 of Schedule 2 (Holding period: power of participant to direct trustees to accept general offers etc.) or otherwise only pursuant to a direction given by notice by or on behalf of the Participant (or any person in whom the beneficial interest in that Participant’s Shares is for the time being vested).

8.	Trustees’ Administration and Powers

8.1	The Trustees may:

(a)	at any time, and shall if so directed by the Company, revoke any delegation or arrangement made under this clause or any other power and/or require any trust property held by another person to be returned to the Trustees;

(b)	execute or authorise any of their directors, officers or employees on their behalf to execute any deeds, documents, cheques or other instruments by the impression of any signature on behalf of, or as witness of any sealing by, the Trustees of any writing, printing, lithography, photocopying and other modes of representing or reproducing words in a visible form;

(c)	make such arrangements as they consider appropriate to facilitate the acquisition of Partnership Shares and/or Dividend Shares or the sale of Plan Shares for Participants who wish to dispose of their holdings;

(d)	subject to and in accordance with the provisions of this Deed convene meetings and make such regulations as they consider appropriate relating to the administration of the Plan;

(e)	where a PAYE obligation is imposed on the Trustees pursuant to Chapter 6 as a result of a Participant’s Plan Shares ceasing to be subject to the Plan, (including pursuant to this clause) and/or where an obligation is imposed on the Trustees to account for employee’s National Insurance Contributions as a result of a

Participant’s Plan Shares ceasing to be subject to the Plan, meet that obligation by:

(i)	disposing of any of the Participant’s Plan Shares; or

(ii)	the Participant paying to the Trustees a sum equal to the amount needed to discharge the obligation, and the Trustees may dispose of a Participant’s Plan Shares under this paragraph (e)(i) by acquiring some or all of such Shares for the purposes of the Plan;

(f)	arrange for the relevant Participating Company to account to the Inland Revenue or other authority concerned for any amounts deducted from payments made pursuant to the Plan in respect of income tax or any other deductions required in accordance with Chapter 6;

(g)	where there is no relevant Participating Company in respect of a Participant, account to the Inland Revenue or other authority concerned for any amounts of income tax or other deductions required to be made in accordance with Chapter 6.

8.2	Any two Trustees or a body corporate acting as a Trustee may give a valid and effectual receipt or discharge for the payment or transfer of any money or other property receivable by the Trustees.

8.3	In the case of a Participant who is a minor, the receipt of a parent, grandparent or guardian shall provide a good discharge to the Trustees.

9.	Trustees’ Protection and Charges

9.1	No Trustee shall be liable for any loss arising out of or in connection with the Plan by reason of:

(a)	the negligence, or fraud of any agent employed by such Trustee, or by any of the Trustees, even if the employment of such agent was not strictly necessary or expedient;

(b)	any mistake or omission made in good faith by such Trustee, or by any of the Trustees; or

(c)	any other matter or thing, except fraud or dishonesty of such Trustee.

And in particular (without prejudice to the generality of this clause), no Trustee shall be bound to take any proceedings against a co-trustee or former trustee or his personal representatives for any breach or alleged breach of trust committed or suffered by such co-trustee or former trustee.

9.2	Neither the Trustees nor any of their officers or employees shall be liable to account to Participants for any remuneration or other benefit received in connection with the Plan and no Trustee or officer or employee of the Trustees shall be liable to account to other Participants for any profit derived from the Award to him of Shares held under the Plan.

9.3	Any person acting as a Trustee in the course of any profession or business carried on by him may charge and be paid such reasonable remuneration, charges or disbursements, whether in connection with the Plan or otherwise, as shall from time to time be agreed between him and the Board.

9.4	Any Trustee hereof being a corporate body shall be entitled to charge and be paid such proper and reasonable charges and expenses as may from time to time be agreed between such Trustee and the Company. If the Trustee is a trust corporation, it may, unless otherwise agreed with the Company, act in accordance with its general terms and conditions from time to time in force.

9.5	Any Trustee (and any director or officer of a body corporate or a trust corporation acting as a Trustee) shall not on his own account be precluded from acquiring, holding or dealing with any debentures, debenture stock, shares or securities whatsoever of the Company or any Subsidiary or any other company in the shares of which the Company or any Subsidiary may be interested, or from entering into any contract or other transaction with the Company or any Subsidiary or any other company, or from being interested in such contract or transaction, and nor shall he be in any way liable to account to the Company or any Subsidiary or any Participant for any profits made, fees, commissions, shares of brokerage, discounts allowed or advantages obtained by him from or in connection with such acquisition, holding, dealing, contract or transaction whether or not in connection with his duties hereunder.

9.6	The Trustees shall be entitled in the absence of manifest error to rely without further enquiry on information supplied to them by any Participating Company, former Participating Company, or any Associated Company for the purposes of the Plan and shall also be entitled to rely in the absence of manifest error on any direction, notice or document purporting to be given or executed by or with the authority of any such company or by any Participant as having been so given or executed.

10.	Appointment, Removal, Retirement and Residence of Trustees

10.1	(a)	No person may be a Trustee of the Plan unless such person is resident in the United Kingdom for tax purposes; and

	(b)	the Board shall immediately remove in accordance with clause 10.3 any Trustee who ceases to be so resident.

10.2	The number of Trustees hereof shall be not less than two persons unless a body corporate is appointed as sole Trustee and if at any time the number of the Trustees shall fall below such limit the surviving or continuing Trustee shall have power to act only for the purpose of doing all things necessary to concur in or secure the appointment of a new Trustee or Trustees.

10.3	Subject to clause 10.1(a) the Board may at any time by notice given to the Trustees:

(a)	appoint a new or additional Trustee, including a corporate Trustee (to the exclusion of the Trustees statutory power of appointment); and

(b)	remove a Trustee from office (but not so as to leave in office less than two Trustees, unless the Trustee is a corporate Trustee), without assigning any reason therefor and such removal shall (in the absence of any other date specified in the notice) take place forthwith,

PROVIDED THAT the existing Trustees shall thereupon execute such documents and do such things as may be necessary to give proper effect to such appointment or removal.

10.4	The powers of appointment and removal shall be vested in the Trustees if the Company ceases to exist otherwise than in consequence of a Reconstruction or Takeover when the successor company (or, if more than one, such successor companies as the Company shall nominate) shall have such powers.

10.5	A Trustee may retire at any time by giving to the Company notice of his desire to retire and such notice shall take effect at the expiry of three months (or such other period as may be agreed with the Company) from the date of such notice. The retiring Trustee shall not be obliged to give any reason for and shall not be responsible for any costs occasioned by such retirement but shall execute all such documents and do all such things as may be necessary to give proper effect to such retirement.

10.6	Forthwith upon his removal or retirement a Trustee shall transfer all trust property held by him and deliver all documents in his possession relating to the Plan as the Company may direct and hereby authorises the continuing Trustees, in the absence of such transfer, to effect such transfer on his behalf.

10.7	A person shall not be disqualified from acting as a Trustee of the Plan by reason of the fact that he is or has been an employee of a Participating Company or is or has been a Participant.

11.	Amendment of the Plan

11.1	Subject to clause 11.2, the Board shall with the prior written consent of the Trustees at any time be entitled by resolution to amend all or any of the provisions of the Plan, PROVIDED THAT at any time when the Plan is approved by the Inland Revenue under Schedule 2:

(a)	if an amendment is made to a provision which is necessary to meet the requirements of Schedule 2 no such amendment shall have effect until it has been approved by the Inland Revenue;

(b)	nothing shall be done to the Plan which would prejudice the obtaining of such approval or cause such approval to be withdrawn;

(c)	any amendment to this Deed excluding the Schedule for the purposes of this clause 11.1(c) shall only become effective if embodied in a deed supplemental to this Deed executed by the Company and the Trustees; and

(d)	any amendment to any of the provisions of the Plan made pursuant to this clause 11 shall bind the Participating Companies (including where appropriate any former Participating Company), the Trustees and Participants.

11.2	Subject to clause 11.3, the definitions of “Eligible Employee”, “Relevant Amount”, this clause 11, Rule 3.1, the limits in Rule 3.2, Rule 3.3, Rule 4.4, Rule 5.3, Rule 6.2, Rule 7.1, Rule 7.2 and Rule 8.1 shall not be amended to the advantage of existing or future Participants without the prior approval by ordinary resolution of the members of the Company in general meeting.

11.3	Clause 11.2 shall not apply to any amendment which:

(a)	is necessary to secure and maintain Inland Revenue approval of the Plan under Schedule 2 or any other enactment, to ensure that such approval is not withdrawn pursuant to any statutory modification of ITEPA or the Taxes Act, or to comply with or take account of the provisions of any proposed or existing legislation, or to obtain or maintain favourable taxation, exchange control or regulatory treatment of the Company, any Subsidiary or any Participant; and

(b)	is a minor amendment which is necessary or desirable to benefit or facilitate the administration of the Plan.

11.4	No amendment shall be made to the Plan which:

(a)	would cause the provisions of this Deed to conflict or be inconsistent with the Rules;

(b)	would materially and adversely affect the beneficial interests of Participants in Shares already awarded to them under the Plan;

(c)	would cause the Plan to cease to be an employees’ share scheme within the meaning of section 743 of the Companies Act 1985;

(d)	unless made with the written consent of the Trustees, would impose on the Trustees any obligations more onerous than their obligations under this Deed prior to such amendment;

(e)	would unless made with the written consent of the Subsidiary involved impose on a Subsidiary any obligations more onerous than its obligations under this Deed.

12.	Termination of the Plan

12.1	The Board may issue a notice (the Termination Notice) in such form as the Board may in its absolute discretion determine on any day in its absolute discretion to terminate the Plan PROVIDED THAT if no Termination Notice has been issued by the seventy-fourth anniversary of the date of this Deed and the period of 74 years shall be the perpetuity period, the Board shall issue a Termination Notice on the seventy-fourth anniversary of the date of this Deed. A copy of the Termination Notice shall be provided without delay to:

(a)	the Inland Revenue;

(b)	the Trustees;

(c)	each Participant;

(d)	each Eligible Employee who is party to a Partnership Share Agreement at the date of the Termination Notice.

12.2	The Trustees shall not award any Shares under the Plan following the date of the Termination Notice.

12.3	The Trustees must remove all Plan Shares from the Plan, as soon as practicable after:

(a)	the Termination Date; or

(b)	if later, the date on which the Plan Shares may be removed from the Plan without giving rise to a charge to income tax under Chapter 6 for a Participant or such earlier date which the Participant may agree in writing after receipt of the Termination Notice, in which case the Trustees may remove Plan Shares from the Plan following the issue of the Termination Notice by:

(c)	transferring Plan Shares to the relevant Participant or to another person at his direction (or where the Participant has died to his personal representatives);

(d)	disposing of the Plan Shares and accounting (or holding themselves ready to account) for the proceeds to the Participant or to another person at his direction.

12.4	The Trustees shall as soon as practicable after the Termination Notice is issued pay to a Participant any money held on his behalf by the Trustees.

12.5	The Trustees shall convert any assets which have not been appropriated to Participants into cash on the Termination Date and shall distribute the same to the Participating Companies in proportion to the aggregate amounts provided by each of them (if any) to the Trustees.

13.	Governing Law

This Deed shall be governed by and construed in accordance with the law of England.

IN WITNESS whereof the parties have entered into this Deed on the day and year first above written.

Schedule

The Rules

1.	Invitations to Participate in the Plan

1.1	The Board may at any time following the Approval Date and from time to time in its absolute discretion resolve that the Plan shall be operated or shall cease to be operated in respect of any or all of Free Shares, Partnership Shares with or without Matching Shares or Dividend Shares in accordance with the provisions of the Plan.

1.2	If the Board exercises its discretion in Rule 1.1 and resolves to operate the Plan:

(a)	the Board shall invite every Eligible Employee to participate in the Plan on the same terms in respect of any Award and every Eligible Employee who participates in the Plan shall do so on the same terms; and

(b)	the Board shall issue an invitation in accordance with the Rules (in such form as the Board shall determine from time to time) to:

(i)	each Eligible Employee who is not a Participant; and

(ii)	if applicable, to each Eligible Employee who has since the Plan was operated, revoked a notice previously served by him under Rule 1.3; and

(iii)	all employees who at the next Qualifying Date are expected to be Eligible Employees,

and an Eligible Employee may consent to the Appropriation of Free Shares or accept the opportunity to acquire Partnership Shares and/or Matching Shares by returning duly executed, a Contract of Participation or a Partnership Share Agreement by the date specified in the letter of invitation. If the Trustees do not receive a Contract of Participation or Partnership Share Agreement by the date specified in the invitation the Eligible Employee shall be deemed to have declined to participate in the Plan at that time.

1.3	An individual may by notice given to the Company before an Appropriation Date or an Acquisition Date direct that Free Shares or Partnership Shares with or without Matching Shares shall not be appropriated to him or acquired on his behalf on that Appropriation Date or Acquisition Date or on any subsequent Appropriation Date or Acquisition Date. A notice given by an individual under this Rule may be revoked by that individual giving the Company a notice of revocation.

2.	Participation – Holding Period, Forfeiture, Retirement Age and Group Plans Treated as a Single Plan

2.1	The Board shall specify a Holding Period in respect of each Appropriation of Free Shares or Matching Shares. Such Holding Period shall be specified in the Contract of Participation or the Partnership Share Agreement PROVIDED THAT:

(a)	once a Holding Period has been specified in relation to an Appropriation of Free Shares or Matching Shares, it may not be increased in respect of that Appropriation;

(b)	the Board may specify different Holding Periods from time to time; and

(c)	the Holding Period must be the same for all Shares in the same Appropriation.

2.2	Subject to clause 5.6, clause 8.1(e), clause 12 and Rule 10 a Participant shall during the Holding Period:

(a)	permit his Free Shares, Matching Shares and/or Dividend Shares to be held by the Trustees; and

(b)	not assign, charge or otherwise dispose of his beneficial interest in the Free, Matching Shares and/or Dividend Shares.

2.3	The Board may in its absolute discretion resolve that an Appropriation of Free Shares or Matching Shares may be subject to provision for forfeiture. The Contract of Participation or Partnership Share Agreement shall state the extent to which the Free Shares or Matching Shares shall be forfeitable. Any such provision for forfeiture of Free Shares or Matching Shares must comply with paragraph 32 of Schedule 2 (Permitted restrictions: provision for forfeiture).

2.4	If an Eligible Employee participates in an Award under the Plan in a Year of Assessment in which he has already participated in an award of shares under one or more other approved share incentive plans established by the Company or a connected company within the meaning of paragraph 18 of Schedule 2 (Requirement not to participate in other SIPs), then the limits specified in Rules 3.3(g), 4.4 and 6.2 apply as if the Plan and the other plan or plans were a single plan as required by paragraph 18A of Schedule 2 (Participation in more than one connected SIP in a tax year).

2.5	The retirement age for the purposes of the Plan is 50.

3.	Free Shares

3.1	If the Board in its absolute discretion resolves that the Plan shall be operated in respect of Free Shares the Board shall determine the maximum amount which may be paid to the Trustees for the acquisition of Shares on every occasion on which the Board decides to operate the Plan in respect of Free Shares and shall notify the Participating Companies and the Trustees accordingly PROVIDED THAT if the Plan is to be operated otherwise than on a monthly basis not more than one Appropriation of Free Shares may be made under the Plan in any Year of Assessment.

3.2	If the Board resolves to make an Appropriation of Free Shares to Eligible Employees such Appropriation may be made by reference to an Eligible Employee’s remuneration, length of service or hours worked or by reference to performance allowances within the meaning of and in accordance with paragraphs 38-42 of Schedule 2 (Performance allowances: general application) PROVIDED THAT if performance allowances are used the Company must as soon as practicable notify each Eligible Employee of the performance targets and measures to be used to determine the number of Free Shares to be appropriated to him and the same performance allowance shall apply to all Eligible Employees in relation to that Appropriation.

3.3	Subject to Rule 3.5 and any reduction or limit imposed by Rule 7, the number of Free Shares to be appropriated by the Trustees to each Eligible Employee on any Appropriation Date for which funds have been allocated in accordance with Rule 3.1 shall be determined by the Board in accordance with any one or more of the following formulae:

(a)	each Eligible Employee shall receive a fixed number of Free Shares or a number of Shares with an Initial Market Value equal to a fixed sum;

(b)	each Eligible Employee shall receive Free Shares having an Initial Market Value equal to such percentage of his remuneration as the Board shall determine;

(c)	each Eligible Employee shall receive a number of Free Shares depending on his length of service with a Qualifying Company;

(d)	each Eligible Employee shall receive a number of Free Shares depending on the number of hours worked;

(e)	if the Board decides that performance allowances are to be used each Eligible Employee shall receive a number of Free Shares which is conditional on performance targets and measures notified as soon as practicable to each Eligible Employee having been met; or

(f)	such other formula to be determined by the Board and approved by the Inland Revenue;

PROVIDED THAT:

(g)	the aggregate Initial Market Value of all Free Shares which may be appropriated to any Participant in any Year of Assessment shall not exceed the Relevant Amount; and

(h)	where the number of Free Shares depends on more than one of the formulae in sub-paragraphs (b), (c) and (d) above each factor must give rise to a separate entitlement and the total entitlement is the sum of those separate entitlements.

3.4	The Participating Companies shall pay to the Trustees such sums as may be required by the Trustees to purchase Shares to be appropriated to Eligible Employees as Free Shares pursuant to this Rule.

3.5	Where the Trustees appropriate Free Shares a proportion of which rank for any dividend or other distribution or other rights attaching to Shares by reference to a record date preceding the relevant Appropriation Date and a proportion of which do not, then the Shares to be appropriated to each Eligible Employee shall as far as practicable be in the same proportions thereto.

3.6	The Free Shares to which each Eligible Employee is entitled as a result of the calculations described in Rule 3.3 shall be appropriated to him on the Appropriation Date by the Trustees but shall be registered in the name of the Trustees on his behalf.

3.7	As soon as practicable after any Free Shares have been appropriated by the Trustees to a Participant in accordance with these Rules, the Trustees shall notify the Participant (in such form as determined by the Trustees from time to time) of the Appropriation specifying the Appropriation Date, the number and description of those Shares, their Initial Market Value and the Holding Period applicable to those Shares.

4.	Partnership Shares

4.1	The Board may from time to time in its absolute discretion invite Eligible Employees to acquire Partnership Shares with or without an Accumulation Period. To participate in an Award of Partnership Shares each Eligible Employee must first enter into a Partnership Share Agreement with the Company and the Trustees to be given effect by deductions from the Eligible Employee’s Salary.

4.2	If the Board resolves to invite Eligible Employees to participate in an Award of Partnership Shares with an Accumulation Period:

(a)	the Accumulation Period must be the same for all Eligible Employees participating in that Award; and

(b)	the Partnership Share Agreement must specify:

(i)	the length of the Accumulation Period;

(ii)	when the Accumulation Period begins which shall not be later than the date on which the first deduction of salary is made under the Partnership Share Agreement; and

(iii)	when the Accumulation Period ends and whether or not the Accumulation Period will end before such date on the occurrence of a specified event in which case the Partnership Share Agreement may also provide that where an Accumulation Period comes to an end on the occurrence of a specified event, the Partnership Share Money deducted in that period must be paid over to the individual as soon as practicable instead of being applied in acquiring Shares PROVIDED THAT such specified events must be the same for all Eligible Employees participating in that Award.

4.3	The Company may not enter into a Partnership Share Agreement with an Eligible Employee unless such agreement contains a notice in the form prescribed in paragraph 48 of Schedule 2 (Notice of possible effect of deductions on benefit entitlement).

4.4	The amount of Partnership Share Money which may be deducted from an Eligible Employee’s Salary must not exceed the limit contained in paragraph 46 of Schedule 2 (Maximum amount of deductions) from time to time and shall not be greater than £10 (or such other minimum amount specified in paragraph 47 of Schedule 2 (Minimum amount of deductions) from time to time).

4.5	Partnership Share Money must be paid to the Trustees, once deducted by the Company or any Participating Company, as soon as practicable.

4.6	Subject to Rule 4.11, Partnership Share Money shall be held by the Trustees until it is applied in acquiring Partnership Shares on behalf of the relevant Eligible Employee pursuant to clause 4.3 of the Trust Deed and any interest arising on Partnership Share Money held by the Trustees in an interest-bearing account shall be accounted for to the relevant Eligible Employee by the Trustees.

4.7	Partnership Share Money shall be applied by the Trustees in the acquisition of Partnership Shares on behalf of the relevant Eligible Employee on the Acquisition Date.

4.8	The Company may specify a maximum number of Shares over which an Award of Partnership Shares may be made on any one occasion. The Partnership Share Agreement shall require the Company to notify relevant Eligible Employees of any such maximum before the deduction of Partnership Share Money in respect of that Award if there is no Accumulation Period and before the beginning of the Accumulation Period if there is an Accumulation Period.

4.9	If the Company receives applications for Partnership Shares in excess of the maximum determined by the Board in accordance with Rule 4.8 the Board shall adjust individual applications downwards either:

(a)	on a pro-rata basis; or

(b)	on such other basis as the Board may determine and agree in advance with the Inland Revenue.

(c)	PROVIDED THAT

(i)	if possible, each applicant who so wishes should be able to participate at least to the extent represented by the minimum monthly amount pursuant to Rule 4.4;

(ii)	if there are insufficient Shares available to allow full participation based on the minimum monthly amount, then participation based on such minimum monthly amount shall be afforded to those applicants who are selected at random in a ballot conducted by the Board.

4.10	The number of Partnership Shares awarded to each Eligible Employee shall be determined in accordance with their Initial Market Value. As soon as practicable after any Partnership Shares have been acquired by the Trustees on behalf of a Participant, the Trustees shall notify the Participant (in such form as determined by the Trustees from time to time) of the acquisition specifying the number and description of those Shares, the amount of Partnership Share Money applied by the Trustees in the acquisition and their Initial Market Value.

4.11	Any surplus Partnership Share Money following the acquisition of Partnership Shares by the Trustees shall be paid over to the Participant as soon as practicable or may with the agreement of the Participant in the Partnership Share Agreement be carried forward and added to the amount of the next deduction where there is no Accumulation Period or to the next Accumulation Period.

4.12	Subject to clause 8.1(e) Partnership Shares may be withdrawn from the Plan at any time.

4.13	(a)	A Participant may at any time give notice to the Company to stop deductions pursuant to a Partnership Share Agreement. A Participant may subsequently give notice to the Company to restart deductions by giving notice to the Company (but not so as to make up missed payments). Where a notice is received stopping deductions, deductions will be stopped no later than 30 days (or such other period as may be specified from time to time in Schedule 2) following the date of receipt unless a later date is specified in the notice. Where a notice to re-start deductions is received, deductions will be restarted no later than the first deduction due following 30 days (or such other period as may be specified from time to time in Schedule 2) from the date of receipt of the notice unless a later date is specified in the notice.

	(b)	The Company may at any time give notice to the Participant to stop deductions pursuant to a Partnership Share Agreement to acquire Partnership Shares without an Accumulation Period. The Company may subsequently give notice to the Participant to restart deductions (but not so as to make up missed payments). Where a notice is given stopping deductions, deductions will be stopped no later than 30 days (or such other period as may be specified from time to time in Schedule 2) following the date the notice is given unless a later date is specified in the notice. Where a notice to restart deductions is given, deductions will be restarted no later than the first deduction due following 30 days (or such other period as may be specified from time to time in Schedule 2) from the date the notice is given unless a later date is specified in the notice.

4.14	A Participant may withdraw from a Partnership Share Agreement at any time by notice to the Company. Unless a later date is specified any such notice shall take effect 30 days from the date of receipt.

4.15	If a Participant withdraws from a Partnership Share Agreement or if the Trustees receive a Termination Notice from the Board or if approval of the Plan under Schedule 2 is withdrawn the Trustees shall return all Partnership Share Money held by the Trustees to the relevant Eligible Employee as soon as practicable.

5.	Matching Shares

5.1	If the Board from time to time in its absolute discretion decides to offer Matching Shares in conjunction with an invitation to acquire Partnership Shares in accordance with Rule 4, the following provisions shall apply.

5.2	The Participating Companies shall pay to the Trustees such sums as may be required by the Trustees to acquire Shares to be appropriated to Eligible Employees as Matching Shares pursuant to this Rule.

5.3	The number of Matching Shares to be appropriated to each Eligible Employee on the occasion on which Partnership Shares are acquired on behalf of each such Eligible Employee shall be calculated by applying the ratio specified in the Partnership Share Agreement which shall be the same for all Eligible Employees for that Award to the number of Partnership Shares to be acquired on that occasion PROVIDED THAT the ratio shall not exceed two Matching Shares for each Partnership Share (or such other ratio as may be specified from time to time in Schedule 2).

5.4	Matching Shares shall be appropriated by the Trustees on the same day as the Partnership Shares to which they relate are awarded and on exactly the same basis to all Eligible Employees who participate in the Award and Rule 3.5 shall apply mutatis mutandis.

5.5	As soon as practicable after any Matching Shares have been appropriated by the Trustees to a Participant, the Trustees shall notify the Participant (in such form as determined by the Trustees from time to time) of the Appropriation specifying the Appropriation Date, the number and description of those Shares, their Initial Market Value and the Holding Period applicable to those Shares.

6.	Dividend Shares

6.1	The Board may from time to time, in its absolute discretion, direct that:

(a)	all cash dividends received in respect of Plan Shares must be reinvested in acquiring more Shares; or

(b)	cash dividends received in respect of Plan Shares of those Participants who so elect must be reinvested by the Trustees in acquiring more Shares on behalf of those Participants.

6.2	If Rule 6.1(a) applies or a Participant makes an election under Rule 6.1(b), any cash dividend received by the Trustees in respect of Plan Shares held on behalf of a Participant shall, subject to the limits in paragraph 64 of Schedule 2 (Limit on amount reinvested) be applied by the Trustees in acquiring more Shares on his behalf on the Acquisition Date and the number of Dividend Shares acquired on his behalf shall be determined by the Trustees in accordance with their Initial Market Value.

6.3	As soon as practicable after any Dividend Shares have been acquired on behalf of a Participant, the Trustees shall notify the Participant (in such form as the Trustees shall determine from time to time) of the acquisition specifying the number and description of those Shares, their Initial Market Value, the Holding Period applicable to them and any amount of uninvested cash dividends held by the Trustees on behalf of the Participant.

6.4	The Trustees shall reinvest dividends in a way that is fair and equal between Participants.

6.5	Any amount of a cash dividend which is not reinvested under Rule 6.2 because it is insufficient to acquire a Share shall unless the Trustees determine otherwise be retained by the Trustees and carried forward to be added to the amount of the next cash dividend to be reinvested PROVIDED THAT any amount so retained shall be paid to a Participant as soon as practicable:

(a)	if or to the extent that it is not reinvested within the period of three years beginning with the date on which the cash dividend was paid; or

(b)	if within the said period of three years the Participant ceases employment with the Company or any Associated Company; or

(c)	if a Termination Notice is issued; or

(d)	if the Trustees determine that such amount shall not be retained.

6.6	If the Board does not make a direction under Rule 6.1(a) or a Participant does not make an election under Rule 6.1(b) or if the amounts received by the Trustees exceed the limit in paragraph 64 of Schedule 2 (Limit on an amount reinvested), the Trustees shall pay the cash dividend or any balance thereof shall be paid to the Participant as soon as practicable.

6.7	The Board may from time to time in its absolute discretion by notice given to all Eligible Employees revoke a direction given under Rule 6.1 in which case any election made by a Participant under Rule 6.1(b) would immediately cease to have effect.

7.	Limits on Participation

7.1	The number of Free Shares and Matching Shares to be appropriated to an Eligible Employee shall be:

(a)	reduced in accordance with the provisions of Rule 7.3 if the total number of Free and Matching Shares acquired by way of subscription by the Trustees and appropriated under the Plan in that calendar year would otherwise exceed one per cent. of the Company’s ordinary share capital then in issue; and/or

(b)	reduced in accordance with the provisions of Rule 7.3 if the total number of Free and Matching Shares acquired by way of subscription by the Trustees and appropriated under the Plan during the previous ten years when aggregated with any other Shares issued or capable of being issued under Any Other Plan during such period would otherwise exceed ten per cent of the Company’s issued ordinary share capital then in issue.

PROVIDED THAT for the purpose of applying the limit set out in Rule 7.1(b) the number of Shares which may be appropriated under the Plan shall be reduced by the number of notional Shares determined by the Board in the manner set out in Rule 7.2.

7.2	For the purposes of the proviso to Rule 7.1:

(a)	the Board shall compute the number of BGI Shares which have been acquired on exercise of options granted under the BGI Plan in the relevant period or in respect of which options under the BGI Plan are currently outstanding (less any BGI Shares issued on the exercise of options granted under the BGI Plan but subsequently purchased by Barclays Bank PLC or any other member of the Group); and

(b)	the Board shall subject to such adjustment or variation as the Board shall in its absolute discretion consider appropriate convert such BGI Shares into a notional number of Shares by the application in relation to each such acquisition of or grant of options over, BGI Shares of the formula:

A x B	= D where:
C

A	is the number of BGI Shares acquired by or under option to each relevant employee;

B	is the price per BGI Share at which such employee acquired or may acquire such number of BGI Shares;

C	is if and for so long as the Shares are admitted to the Official List of the UK Listing Authority the greater of the market value of a Share:

(a)	on the date of grant such options; and

(b)	on the date of any determination by the Board for the purposes of this Rule 7.2;

calculated by the Board by reference to the middle-market quotations of a Share as derived from the Daily Official List of the UK Listing Authority or if the Shares are not so admitted on such other basis as the Board shall in its absolute discretion determine;

D	is the number of notional Shares represented by the BGI Shares acquired in the relevant period or in respect of which options are currently outstanding under the BGI Plan for the purposes of the proviso to Rule 7.1.

7.3	If it is not possible to appropriate to all Eligible Employees Free and Matching Shares to meet the allocation basis described in Rule 3.3 because of any provision of this Rule 7, the number of Free Shares and/or Matching Shares to be appropriated to each Eligible Employee shall be scaled down on a pro rata basis or in such other manner determined by the Board which complies with the requirements of paragraph 9 of Schedule 2 (Participation on same terms);

8.	Shares

8.1	Shares subscribed for by the Trustees (whether or not appropriated pursuant to the Plan) shall rank pari passu in all respects with Shares then in issue except they will not rank for any rights attaching to the Shares by reference to a record date preceding the date of issue.

8.2	If and for so long as Shares are admitted to the Official List of the UK Listing Authority the Company (or any successor company) shall apply to the UK Listing Authority for a listing and to the London Stock Exchange for permission to trade for any Shares issued pursuant to the Plan as soon as practicable after the allotment thereof.

9.	Rights Issues and Capitalisation Issues

9.1	Whenever any rights to acquire New Shares are granted by a company to the holders of any class of shares of which some are Plan Shares the Trustees shall notify each Participant of the rights relating to his Plan Shares and he may give notice to the Trustees instructing them to do one or more of the following:

(a)	subject to the provision by him of any necessary funds, to take up or sell all or any of the rights or allow them to lapse; and/ or

(b)	to sell rights nil paid to the extent necessary to enable the Trustees to subscribe in full for the balance of any unsold rights which instructions may be particular or of general application and relate to Plan Shares appropriated before and after the date of the relevant rights issue.

9.2	The Trustees shall act upon any such notice received by them not less than five Dealing Days before the expiry of the period allowed for the exercise of any such rights. If any Participant has not prior to five Dealing Days before the expiry of the period allowed for the exercise of any such rights, given notice to the Trustees instructing them to take action with regard thereto and provided any funds necessary for the purpose, the Trustees shall allow such rights to lapse. The Trustees shall deal with any Capital Receipt received in consequence of the non-exercise or sale of any rights in accordance with Rule 14.1.

9.3	Any New Shares taken up by the Trustees on behalf of any Participant under Rule 9.1(b) shall, subject to Rule 12, form part of the Participant’s Plan Shares and shall be deemed to have been appropriated to, or acquired on behalf of the Participant, in the same way and at the same time as the Participant’s Plan Shares to which they relate PROVIDED THAT this Rule 9.3 shall not apply in relation to rights arising under a rights issue to subscribe shares in a company unless similar rights are conferred in respect of all ordinary shares in the company.

9.4	Nothing in this Rule shall require the Trustees to act in any manner whereby they would be involved in any liability unless indemnified to their satisfaction by the Participant against such liability.

9.5	Where any New Shares are allotted by way of capitalisation to the Trustees in respect of any Participant’s Plan Shares, such New Shares shall form part of that Participant’s Plan Shares and shall be deemed to have been appropriated at the same time as the Participant’s Plan Shares in respect of which they are allocated.

10.	Reconstruction and Takeover

10.1	If there is a Reconstruction or Takeover affecting Plan Shares, the Participants shall be notified of such event by the Trustees and any Participant may give notice to the Trustees instructing them on the action to be taken (and, where appropriate, exercise any right to elect to receive any particular form of consideration available thereunder) in respect of any of his Plan Shares.

10.2	If there is a Reconstruction or Takeover affecting Plan Shares, the consideration received thereunder shall (so far as it consists of cash or securities which cannot be held under the Plan) be treated as the proceeds of a disposal under Rule 14.1 and so far as it consists of New Shares be held by the Trustees as Plan Shares subject to the Rules mutatis mutandis as if the same were the Shares in respect of which they are issued, or which they otherwise represent.

10.3	If notices to acquire compulsorily any Plan Shares are issued under sections 428 to 430F inclusive of the Companies Act 1985 by another company for a consideration consisting of cash and/or shares, the Participants concerned shall be entitled to receive notification thereof from the Trustees as soon as practicable after receipt of such notice(s) by the Trustees and to give notice of their instructions to the Trustees in relation to such consideration. The provisions of Rules 10.1, 10.2 and 12 shall apply mutatis mutandis so far as relevant.

10.4	Where a transaction occurs during an Accumulation Period by virtue of which the Shares to be acquired under the Partnership Share Agreement would result in a new holding of shares equating to the original holding of shares for capital gains tax purposes, the Board shall with the consent of the relevant Eligible Employee allow the Partnership Share Agreement to continue in effect as if it were an agreement to purchase the shares comprising the new holding.

11.	Scrip Dividends

11.1	Subject to Rule 6, this Rule 11 applies where the holders of any class of shares of which some are Plan Shares are offered the right to elect to receive shares, credited as fully paid in whole or in part, in lieu of a cash dividend. Within five Dealing Days or such other period as the Trustees may decide before the closing of the offer, the Participant may:

(a)	instruct the Trustees to elect to receive shares; or

(b)	instruct the Trustees to elect to receive cash,

which instructions may be of particular or of general application and relate to Plan Shares appropriated before and after the relevant date of the scrip dividend. If neither Rule 6.1(a) nor Rule 6.1(b) applies the Trustees shall notify Participants of their right to elect for shares or cash.

11.2	Any shares taken up by the Trustees on behalf of any participant under this Rule shall not form part of the Participant’s Plan Shares to which they relate and they shall belong to the Participant, and the Trustees shall take all reasonable steps to procure that the Shares so acquired are vested in the Participant without delay.

12.	Fractional Entitlements

12.1	Where a company makes an offer or invitation conferring any rights upon its members including the Trustees to acquire, against payment, additional securities in that company or where that company allots any new securities by way of capitalisation, the Trustees shall allocate such rights or securities amongst the Participants concerned on a proportionate basis and, if such allocation shall give rise to a fraction of a security or a transferable unit thereof (in this Rule a “unit”), shall round such allocation down to the next whole unit and the Trustees shall aggregate the fractions not allocated and use their best endeavours to sell any rights or units which are not allocated and distribute the net proceeds of sale (after deducting therefrom any expenses of sale and any taxation which may be payable in respect thereof) proportionately among the Participants whose allocation was rounded down, provided that any sum of less than £3 otherwise distributable to a particular Participant may be retained by the Trustees.

12.2	In any circumstances in which the Trustees receive New Shares which form part of a Participant’s Plan Shares the Trustees shall allocate the New Shares to the Participant by reference to the relative times of Appropriation or acquisition of his Plan Shares to which they relate and, if any such allocation should give rise to a fraction of a New Share, the Trustees shall subject to Schedule 2 and to the Taxes Act, round such allocation up or down to the next whole unit as they in their discretion think fit.

13.	Circulars and Notices

The Company may provide or make available (or procure that the Company’s registrars may provide or make available) to a Participant upon request copies of any notices, circulars and other documents sent to shareholders of the Company.

14.	Disposals and Payments

14.1	Upon receipt of a sum of money being (or being part of) the proceeds of any disposal or Capital Receipt in respect of any Plan Shares, the Trustees shall subject to compliance with the provisions of Schedule 2, Chapter 6 and the Taxes Act account as soon as reasonably practicable to the Participant for any balance remaining in their hands and relating to such Plan Shares by paying the same to the Participating Company or Subsidiary (if any) by which he is employed, PROVIDED THAT:

(a)	any sum of less than £3 distributable to a particular Participant may be retained by the Trustees; and

(b)	if section 514 of Chapter 6 (Capital receipts: PAYE deductions to be made by trustees) applies the Trustees shall in paying over to the Participant the Capital Receipt make a PAYE deduction in respect of an amount equal to that on which income tax is payable as if the Participant were a former employee of the Trustees.

14.2	Any Participating Company or Subsidiary to which the Trustees pay or account for any part of any such sum as is referred to in Rule 14.1 shall subject to compliance with the Taxes Act forthwith account to the Participant for the balance remaining in its hands.

15.	Notices

15.1	The Trustees shall not be bound to act upon any notice given by or on behalf of a Participant or any person in whom the beneficial interest in his Plan Shares is for the time being vested pursuant to the Plan unless such notice is received by the Trustees in writing signed by the relevant person PROVIDED THAT:

(a)	“in writing” shall not include writing on or transmitted via the screen of a visual display unit or other similar device except for facsimile; and

(b)	the Trustees or the Board as appropriate may specify from time to time that a notification may be given by such alternative means as may be permitted from time to time pursuant to Schedule 2.

15.2	Any notice which the Trustees are required or may desire to give to any Eligible Employee or Participant pursuant to the Plan (or a Termination Notice given by the Board to any Eligible Employee or Participant) shall be in writing PROVIDED THAT:

(a)	“in writing” shall not include writing on or transmitted via the screen of a visual display unit or other similar device except for facsimile; and

(b)	the Trustees or the Board as appropriate may specify from time to time that a notification may be given by such alternative means as may be permitted from time to time pursuant to Schedule 2.

and notice is sufficiently given if delivered to the Eligible Employee or personally or sent first class through the post pre-paid addressed to the Eligible Employee or Participant at his address last known to the Trustees (including any address supplied by the relevant Participating Company or any Subsidiary as being his address) or if sent through the Group’s internal postal service. If so personally delivered notice shall be deemed to have been given on delivery at the relevant address or if sent by post shall be deemed to have been duly given on the day following the date the notice is posted or if sent through the Group’s internal postal service shall be deemed to have been duly given three working days after the date of posting. Any document so sent to an Eligible Employee or a Participant shall be deemed to have been duly delivered notwithstanding that he is dead (and whether or not the Trustees have notice of his death) except where his personal representatives have established their title to the satisfaction of the Trustees and supplied to the Trustees an address to which documents are to be sent.

16.	Information

The Trustees shall maintain such records as may be necessary to comply with the requirements of paragraph 80 of Schedule 2 (Other duties of trustees in relation to tax liabilities), and shall at all times and from time to time give to each Participant such information as shall be in their possession to enable him to determine and quantify any liability he may have to income tax under Chapter 2 of Part 2 of ITEPA (Tax on Employment Income).

17.	Disputes

The decision of the Board in any dispute or question affecting any Eligible Employee or Participant under the Plan shall be final and conclusive.

18.	Terms of Employment

18.1	Nothing in the Deed or the Plan shall in any way be construed as imposing upon a Participating Company a contractual obligation as between that Participating Company and an employee to contribute or to continue to contribute to the Plan.

18.2	In no circumstances shall any person who has ceased to be an employee of any member of the Group by reason of dismissal or otherwise howsoever or who is under notice of termination of his employment be entitled to claim as against any member of the Group or the Trustees any compensation for or in respect of any consequential loss he may suffer by reason of the operation of the terms of the Plan, the provisions of Schedule 2, ITEPA or the Taxes Act.

EXECUTED as a deed by	)
Barclays PLC	)
acting by:	)
Director
Director/Secretary
EXECUTED as Deed by	)
Barclays Bank Trust Company Limited	)
acting by:	)
Director
Director/Secretary

DATED	2004

Barclays PLC

- and -

Barclays Bank Trust Company Limited

Supplemental Trust Deed

relating to the

Barclays Group Share Incentive Plan
(Inland Revenue reference A1001/PC)

Lovells

C2LLW

This Supplemental Trust Deed is made on                                                            2004

Between:

(1)	Barclays PLC whose registered office is at 54 Lombard Street London EC3P 3AH (hereinafter called the “Company”); and

(2)	Barclays Bank Trust Company Limited whose registered office is at 54 Lombard Street London EC3P 3AH (hereinafter called the “Trustees”)

Whereas:

(A)	This Supplemental Trust Deed is supplemental to a trust deed (the “Trust Deed”) dated 10 January 2002 made between the Company and the Trustees whereby the Barclays Group Share Incentive Plan was established for the benefit of certain persons who are or have been employed by the Company and certain of its subsidiaries upon the terms and conditions appearing therein.

(B)	The Trustees are the present trustees of the Plan.

(C)	The Company may by resolution of its board of directors amend the provisions of the Plan provided that no amendment to the Trust Deed may be effective unless implemented by a deed executed by the Company and the Trustees.

(D)	The Company wishes to amend the Trust Deed and the rules of the Plan contained in the Schedule to the Trust Deed (the “Rules”) by amending the Trust Deed and Rules to reflect in particular changes to the provisions relating to Inland Revenue approved Share Incentive Plans introduced by the Income Tax (Earnings and Pensions) Act 2003 and the Finance Act 2003.

(E)	The Board of Inland Revenue has approved this Supplemental Trust Deed in principle pursuant to Schedule 2 to the Income Tax (Earnings and Pensions) Act 2003.

This Deed Witnesses:

1.	Definitions

In this Supplemental Trust Deed unless the context otherwise requires words and expressions defined in the Trust Deed shall have the same meaning herein.

2.	Amendment of the Plan

With effect on and from the date on which the Board of the Inland Revenue approves this Supplemental Trust Deed, the Company and the Trustees hereby agree to amend the provisions of the Trust Deed as set out in clause 3 so that the Trust Deed following such amendment shall be in the form set out in the Schedule hereto.

3.	Amendment of the Trust Deed and Rules

3.1	Group plans treated as a single plan

(a)	The definition of “Eligible Employee” shall be amended by deleting clause (d) and replacing it with a new clause (d) as follows:

“(d)	is not eligible at the same time to participate in an award of shares in another approved share incentive plan established by the Company or by a connected company as provided in and within the meaning of paragraph 18 of Schedule 2 (Requirement not to participate in other SIPs).”

(b)	Clause 5: Trustees’ Obligations

Clause 5 of the Trust Deed shall be amended by the insertion of a new clause 5.13 as follows:

“5.13	The Trustees shall, in accordance with paragraph 71A of Schedule 2 (Duty to monitor participants in connected scheme) maintain records of Participants who have participated in one or more approved share incentive plans established by the Company or a connected company within the meaning of paragraph 18 of Schedule 2 (Requirement not to participate in other SIPs).”;

and by renumbering clauses 5.13 and 5.14 as 5.14 and 5.15 respectively.

(c)	Rule 2: Participation – Holding Period, Forfeiture, Retirement Age and Group Plans treated as a Single Plan

Rule 2 of the Trust Deed shall be amended by the insertion of a new Rule 2.4 as follows:

“2.4	If an Eligible Employee participates in an Award under the Plan in a Year of Assessment in which he has already participated in an award of shares under one or more other approved share incentive plans established by the Company or a connected company within the meaning of paragraph 18 of Schedule 2 (Requirement not to participate in other SIPs), then the limits specified in Rules 3.3(g), 4.4 and 6.2 apply as if the Plan and the other plan or plans were a single plan as required by paragraph 18A of Schedule 2 (Participation in more than one connected SIP in a tax year).”

and by renumbering Rule 2.4 as Rule 2.5.

3.2	New Annual Individual Limit

Rule 4.4 shall be amended by deleting the words “maximum monthly limits” and replacing them with the word “limit”.

3.3	Eligibility and Qualifying Date

(a)	The definition of “Eligible Employee” shall be amended by deleting clause (a) and replacing it with a new clause (a) as follows:

“(a)	is an employee of a Participating Company on the Qualifying Date, or if the Qualifying Date is not the Appropriation Date or the Acquisition Date is an employee of a Participating Company on the Appropriation Date or Acquisition Date.”

(b)	The definition of “Qualifying Date” shall be amended by inserting the words “or subject to the definition of “Qualifying Period” such other date determined by the Trustees” after clause (b)(ii) in the definition of “Qualifying Date”.

3.4	Statutory References

The Trust Deed and Rules shall be amended by updating all statutory references to Schedule 8 to the Income and Corporation Taxes Act and other related statutory references and terminology in the Trust Deed and Rules to take account of changes introduced by ITEPA and the Finance Act 2003 and which shall include the insertion of a new definition of “Chapter 6” and “ITEPA” as follows:

“Chapter 6” “means Chapter 6 of Part 7 of ITEPA (Approved Share Incentive Plan)”; and

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003”;

and by deleting the definition of “Schedule 9”;

3.5	Miscellaneous

(a)	Clause 3.2(b) of the Trust Deed shall be amended by inserting the word “of” before the words “Free Shares” and deleting the word “or” after the words “Free Shares”.

(b)	Clause 10.3(b) shall be amended by the insertion of the words “the Trustee is”

after the word “unless”.

(c)	Clause 11.1 of the Trust Deed shall be amended by inserting the word “to” after the word “resolution”.

(d)	Rule 1.2(b) of the Trust Deed shall be amended by deleting the word “determined”.

(e)	Rule 3.3(b) of the Trust Deed shall be amended by the deletion of the word “Salary” and its replacement with the word “remuneration”.

(f)	Rule 7.1 of the Trust Deed shall be amended by the insertion of the word “and” after the words “Free Shares”.

In Witness whereof the parties have caused this Supplemental Trust Deed to be executed the day and year first before written.